Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Jennifer Strasburg Weber Shandwick 415.248.3436 jstrasburg@webershandwick.com	Investor Contact: Maria Butler-Hadas Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS FIRST QUARTER 2006 RESULTS

EMERYVILLE, Calif. - May 2, 2006 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its first quarter 2006 results for the period ended April 2, 2006, which included 13 weeks.

In this release, the company:

•	Reports sales growth for the quarter of 24.3 percent;

•	Reports earnings per share of $0.16 and net income of $2.3 million, which includes stock-based compensation expense recognized under SFAS 123(R), Share-Based Payment, of $0.05 per share;

•	Reports that non-GAAP net income, excluding the impact of SFAS 123(R), increased 22.9 percent to $3.0 million or $0.21 per share;

•	Provides 2006 guidance of 20 to 23 percent sales growth and $0.62 to $0.65 earnings per share, which includes stock-based compensation expense of $0.19 to $0.21; and

•	Confirms that it expects to open 23 to 28 new stores during the year.

For the 13 weeks ended April 2, 2006, net revenue increased 24.3 percent to $49.7 million from $40.0 million for the corresponding period of fiscal 2005.

Reported earnings for the quarter, including accounting for stock options, were $2.3 million or $0.16 per share, compared to $2.4 million or $0.17 per share last year. The impact of adopting SFAS 123(R) in the first quarter of 2006 lowered net income by $0.7 million, or $.05 per share. A reconciliation to net income is attached to this release.

“We are very pleased with our results in the first quarter,” said Patrick O’Dea, president and chief executive officer of Peet's Coffee & Tea, Inc. “Our consistently strong sales and profit performance enables us to continue to invest for the long-term to build a great company. Last week, we officially broke ground on our new roasting facility that will increase our capacity substantially as we continue to grow in the western United States. This is one of many investments we are making to be sure that we can continue to build our business while offering our customers coffee and teas of uncompromising quality.”

Financial and Operating Summary

Retail revenue increased 22.4 percent to $33.4 million for the 13 weeks ended April 2, 2006, from $27.3 million for the corresponding period of fiscal 2005. The increase was primarily attributable to new retail stores opened in the last 12 months and growth in our existing stores. The company opened 2 new retail locations in the quarter.

Specialty revenue increased 28.4 percent to $16.3 million, compared to $12.7 million for the corresponding quarter last year. Within specialty sales, the grocery business continues to grow the most rapidly, up 48.3 percent over last year. At the end of the quarter, Peet’s was in more than 4,000 grocery stores, or approximately 500 more than the same period last year. The home delivery business also registered a 12.9 percent growth, and the foodservice and office business grew 11.5 percent during the quarter compared to the same period last year.

Cost of sales and related occupancy costs increased to 45.3 percent of total net revenue compared to 45.2 percent for the corresponding quarter last year. The increase over last year is due to higher green coffee costs and the expensing of stock options, partially offset by a grocery pricing increase in October 2005.

Operating expenses as a percentage of net revenue increased to 35.0 percent compared to 33.8 percent for the corresponding quarter last year. The increase was driven by the expensing of stock options in 2006 (0.7 percentage points), higher retail operating expenses due to new stores opened in the last 12 months and higher operating costs to support existing stores.

Depreciation and amortization expenses increased to $2.0 million, compared to $1.7 million for the corresponding quarter last year. The increase was primarily due to the opening of 18 new retail stores in the last 12 months. As a percentage of total net revenue, depreciation and amortization expenses decreased to 4.0 percent from 4.2 percent last year.

General and administrative expenses increased to $3.6 million compared to $2.2 million for the same period last year primarily due to costs associated to support acceleration of the growth of the business and $0.5 million of stock option expense in 2006.

The company ended the quarter with cash and cash equivalents plus investments of $69.6 million.

Fiscal 2006 Targets

Looking ahead, Peet’s provided additional detail on current fiscal 2006 targets:

•
In the second quarter of 2006, the company is forecasting sales to grow approximately 20 percent with earnings per share between $0.12 and $0.13. This includes a $0.05 per share impact of expensing stock options.

•
For the full year, Peet’s is targeting total net revenue to grow approximately 20 to 23 percent and earnings per share of $0.62 to $0.65, which includes a $0.19 to $0.21 per share impact of expensing stock options.

Peet’s Coffee & Tea, Inc. Q1 2006 Conference Call
The company will report its first quarter 2006 earnings results via conference call on Tuesday, May 2, 2006.  The teleconference call will begin at 2 p.m. PT/5p.m. ET.

The teleconference can be accessed by calling 1-800-289-0494, confirmation code 2419072. The call will be simultaneously Webcast on Peet’s Web site at http://investor.peets.com/Medialist.cfm. A replay of the teleconference will be available at 5 p.m. PT/8 p.m. ET through 11:59 p.m. ET on May 8, 2006 at 1-888-203-1112 or 719-457-0820, using access code 2419072.  It will also be archived at http://investor.peets.com/Medialist.cfm through May 2, 2007.

ABOUT PEET’S COFFEE & TEA, INC.
Founded in Berkeley, Calif. in 1966, Peet’s Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet’s fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including grocery, home delivery, office and food service accounts and company-owned stores throughout the United States. Peet’s is committed to strategically growing its business and to maintaining a unique culture and focus on customer satisfaction. For information about Peet’s Coffee & Tea, Inc., visit www.peets.com or call 1-800-999-2132. Peet’s Coffee & Tea, Inc. shares are traded under the symbol PEET.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements include statements relating to 2006 second quarter and full year revenue, earnings per share and stock-based compensation expense estimates. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management, including financial and operational information, the Company’s stock price volatility, and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the impact of the Company’s stock price volatility on the valuation of stock-based compensation under SFAS 123(R); the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 1, 2006.  These factors may not be exhaustive.  The Company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

Stock-based Compensation Expense

Effective January 2, 2006, the beginning of Peet’s first fiscal quarter of 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment ("SFAS 123(R)"). SFAS 123(R) requires all stock-based compensation, including grants of employee stock options, to be recognized in the statement of earnings based on their fair values. The Company is providing the table below because management believes it provides useful information to investors regarding the Company's results of operations by separately identifying the stock-based compensation expense and providing reported amounts on a basis comparable to that used in prior periods.

The application of SFAS 123(R) had the following effect on reported amounts for the 13 weeks ended April 2, 2006 relative to the amounts that would have been reported using the intrinsic value method under the Company's previous accounting (in thousands, except earnings per share):

	Using Previous Accounting (non-GAAP)	Stock-based Compensation (non-GAAP)	As Reported

Cost of sales and related occupancy expenses	$22,356	$137	$22,493
Operating expenses	17,066	347	17,413
General and administrative expenses	3,092	545	3,637
Operating income	4,120	(1,029)	3,091
Income before income taxes	4,797	(1,029)	3,768
Income tax provision	1,812	(370)	1,442
Net income	2,985	(659)	2,326
Net income per diluted share	$0.21	$(0.05)	$0.16
Diluted shares outstanding	14,478	131	14,609

The amounts shown in the column above entitled "Using Previous Accounting" are considered "non-GAAP financial measures" under applicable SEC rules because they exclude the stock-based payment expense that is included in the directly comparable measures calculated in accordance with generally accepted accounting principles in the United States ("GAAP"), which are shown in the column entitled "As Reported." These non-GAAP financial measures are not a substitute for the reported GAAP measures.

PEET’S COFFEE & TEA, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	April 2,	April 3,
	2006	2005

Retail stores	$33,400	$27,283
Specialty sales	16,307	12,705
Net revenue	49,707	39,988

Operating expenses:
Cost of sales and related occupancy expenses	22,493	18,071
Operating expenses	17,413	13,501
Marketing and advertising expenses	1,090	831
Depreciation and amortization expenses	1,983	1,680
General and administrative expenses	3,637	2,194
Total operating costs and expenses	46,616	36,277

Income from operations	3,091	3,711
Interest income	677	328

Income before income taxes	3,768	4,039

Income tax provision	1,442	1,611

Net income	$2,326	$2,428

Net income per share:
Basic	$0.17	$0.18
Diluted	$0.16	$0.17

Shares used in calculation of net income per share:
Basic	13,892	13,564
Diluted	14,609	14,169

PEET’S COFFEE & TEA, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	April 2,	January 1,
	2006	2006

ASSETS

Current assets
Cash and cash equivalents	$29,328	$20,623
Short-term marketable securities	23,565	32,453
Accounts receivable, net	5,635	5,152
Inventories	14,754	16,148
Deferred income taxes	1,514	1,514
Prepaid expenses and other	4,085	3,372
Total current assets	78,881	79,262

Long-term marketable securities	16,740	16,890
Property and equipment, net	48,333	46,313
Intangible and other assets, net	5,578	5,434

Total assets	$149,532	$147,899

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$5,157	$5,523
Accrued compensation and benefits	6,738	5,563
Deferred revenue	2,881	3,415
Other accrued liabilities	3,085	3,030
Total current liabilities	17,861	17,531

Deferred income taxes	1,759	1,759
Deferred lease credits and other long-term liabilities	2,869	2,537
Total liabilities	22,489	21,827

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding:13,837,000 and 13,902,000 shares	97,905	99,273
Accumulated other comprehensive loss, net of tax	(63)	(76)
Retained earnings	29,201	26,875

Total shareholders' equity	127,043	126,072

Total liabilities and shareholders' equity	$149,532	$147,899

See notes to consolidated financial statements.